Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF COMSCORE, INC.
a Delaware corporation
     comScore, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
     1. The name of the Corporation is comScore, Inc., originally incorporated as comScore, inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 18, 1999.
     2. The amendment and restatement herein set forth has been duly approved by the Board of Directors of the Corporation and by the stockholders of the Corporation pursuant to Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware (“DGCL”). Approval of this amendment and restatement was approved by a written consent signed by the stockholders of the Corporation pursuant to Section 228 of the DGCL.
     3. The restatement herein set forth has been duly adopted pursuant to Section 245 of the DGCL. This Amended and Restated Certificate of Incorporation restates and integrates and amends the provisions of the Corporation’s Certificate of Incorporation.
     4. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
     The name of the Corporation is comScore, Inc.
ARTICLE II
     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19081. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
     A. Classes of Stock.
          1. Stock Split. Immediately upon the filing of this Amended and Restated Certificate of Incorporation (the “Split Effective Time”), (i) each five (5) shares of the Common Stock (as defined herein) issued and outstanding at the Split Effective Time shall be exchanged and combined, automatically and without further action, into one (1) share of the Corporation’s Common Stock; and (ii) each five (5) shares of Series A Preferred (as defined herein) issued and outstanding at the Split Effective Time shall be exchanged and combined, automatically and without further action, into one (1) share of the Series A Preferred; (iii) each five (5) shares of Series B Preferred (as defined herein) issued and outstanding at the Split Effective Time shall be exchanged and combined, automatically and without further action, into one (1) share of the Series B Preferred; (iv) each five (5) shares of Series C Preferred (as defined herein) issued and outstanding at the Split Effective Time shall be exchanged and combined, automatically and without further action, into one (1) share of the Series C Preferred; (v) each five (5) shares of Series C-1 Preferred (as defined herein) issued and outstanding at the Split Effective Time shall be exchanged and combined, automatically and without further action, into one (1) share of the Series C-1 Preferred; (vi) each five (5) shares of Series D Preferred (as defined herein) issued and outstanding at the Split Effective Time shall be exchanged and combined, automatically and without further action, into one (1) share of the Series D Preferred; and (vii) each five (5) shares of Series E Preferred (as defined herein) issued and outstanding at the Split Effective Time shall be exchanged and combined, automatically and without further action, into one (1) share of the Series E Preferred (the “Reverse Stock Split”). No fractional shares resulting from the Reverse Stock Split shall be issued in connection with the Reverse Stock Split, and any fractional shares otherwise issuable to a holder of record of shares of the Corporation’s Common Stock or Preferred Stock (as defined herein) as of the Split Effective Time shall instead be rounded up to the nearest whole share.
          2. Capital Stock. This Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Hundred Ninety Eight Million, Six Hundred Seventy Three Thousand Two Hundred and Twenty Four (198,673,224) shares. One Hundred Twenty Five Million (125,000,000) shares shall be Common Stock, par value $0.001 per share, and Seventy Three Million, Six Hundred Seventy Three Thousand Two Hundred and Twenty Four (73,673,224) shares shall be Preferred Stock, par value $0.001 per share, of which Nine Million One Hundred Eighty Seven Thousand Five Hundred (9,187,500) shares, par value $0.001 per share, shall be designated “Series A Preferred,” Three Million Five Hundred Thirty Five Thousand Four Hundred Eighty Six (3,535,486) shares, par value $0.001 per share, shall be designated “Series B Preferred,” Thirteen Million Three Hundred Fifty Five Thousand Fifty Two (13,355,052) shares, par value $0.001 per share, shall be designated “Series C Preferred,” Three Hundred Fifty Seven Thousand One Hundred Forty Four (357,144) shares, par value $0.001 per share, shall be designated “Series C-1 Preferred,” Twenty Two Million Two Hundred Thirty Eight Thousand Forty Two (22,238,042) shares, par value $0.001 per share, shall be designated “Series D Preferred” and Twenty Five Million (25,000,000) shares, par value $0.001 per share, shall be designated “Series E Preferred.”

          3. Post-Automatic Conversion Capitalization. Upon the automatic conversion of all outstanding shares of the Preferred Stock in accordance with the provisions of Article IV, Section B.3.b. herein, the Corporation shall immediately thereafter be authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.
          4. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
     B. Rights, Preferences, Privileges and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series C-1 Preferred, the Series D Preferred and the Series E Preferred (collectively, the “Preferred”) are as set forth below in this Article IV(B).
          1. Dividend Provisions. The holders of shares of Series E Preferred shall be entitled to receive dividends, out of any assets legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) on any other class of capital stock of this Corporation, at the rate of eight percent (8%) of the Original Series E Issue Price (as defined below, and as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) per share per annum. Following the payment of any dividends to the holders of shares of Series E Preferred, the holders of shares of Series D Preferred shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) on any other class or series of capital stock of this Corporation, other than the Series E Preferred, at the rate of eight percent (8%) of the Original Series D Issue Price (as defined below, and as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) per share per annum. Following the payment of any dividends to the holders of shares of Series E Preferred and Series D Preferred, the holders of shares of Preferred (other than the Series E Preferred and the Series D Preferred) shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) on the Common Stock of this Corporation, at the rate of eight percent (8%) of such series’ respective Original Issue Price (as defined below, and as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) per share per annum. Such dividends shall not be cumulative and shall be paid only when, if and as declared by the Board of Directors of the Corporation. No dividend shall be paid on shares of a series of Preferred (other than the Series E Preferred and the Series D Preferred) in any fiscal year unless the holders of shares of each other series of Preferred (other than the Series E Preferred and the Series D Preferred) participate in such dividend, pro rata among the holders thereof based upon the full dividend amount to which they are entitled. No dividend shall be paid on shares of Common Stock in any fiscal year unless (i) the aforementioned noncumulative preferential dividends of the Preferred shall have been paid in full and (ii) the holders of Preferred participate in any such dividend on the Common Stock on a pro rata basis in proportion to the number of shares of Common Stock held of record by each such holder of Preferred (assuming the conversion of all Preferred into Common Stock).
          2. Liquidation Preference.
               a. Deemed Pre-Carveout Distribution. The amounts to be distributed to the holders of capital stock of the Corporation in the event of a Liquidation Event (as defined below) are subject to the proportional adjustment of amounts to be distributed to the holders of Preferred pursuant to Section 2(c) in order to satisfy the obligations of the Corporation pursuant to the Plan (as defined in Section 2(b)). For purposes of calculation of these amounts, the holders of capital stock of the Corporation shall be deemed to be entitled to receive amounts as set forth below in this Section 2(a) (the amounts that holders of Preferred shall be deemed to be entitled to the “Deemed Preferred Amounts”):
                    (i) Primary Distribution. In the event of any Liquidation Event, each holder of Series E Preferred shall be deemed to be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of any other class of capital stock of this Corporation by reason of their ownership thereof, including the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series C-1 Preferred, the Series D Preferred and the Common Stock, an amount equal to the product of (1) 8.15 and (2) the sum of (A) $2.50 (the “Original Series E Issue Price”) for each share of Series E Preferred held of record by such holder (as adjusted for any stock dividends, stock distributions, combinations, consolidation, or splits with respect to such shares) and (B) all declared but unpaid dividends on such shares.
                    (ii) Secondary Distribution. In the event of any Liquidation Event, after the deemed payment in full of the amounts under Section 2(a)(i) and subject to the Cap (as defined and as set forth in Section 8), prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series C-1 Preferred and the Common Stock (by reason of their ownership thereof), each holder of Series D Preferred shall be deemed to be entitled to receive an amount equal to the product of (A) the Adjustment Factor (as defined in Section 8) and (B) the sum of (1) $4.498 (the “Original Series D Issue Price”) for each share of Series D Preferred held of record by such holder (as adjusted for any stock dividends, stock distributions, combinations, consolidation, or splits with respect to such shares), (2) all declared but unpaid dividends on such shares and (3) an amount equal to 25 percent (which amount shall be pro-rated for any partial year and computed with respect to any share from the date such share was first issued) of the Original Series D Issue Price compounded annually in respect of each share of the Series D Preferred held of record by such holder (the “Liquidation Increment”) (as adjusted for any stock dividend, stock distributions, combinations, consolidations or splits with respect to such shares); provided, however, that in no event shall any holder of Series D Preferred be deemed to be entitled to receive an amount per share in excess of 2.5 times the Original Series D Issue Price (as adjusted for any stock dividends, stock distributions, combinations, consolidations, or splits with respect to such shares) pursuant to this Section 2(a)(ii) (the sum per share of (1), (2) and (3), as may be limited by the proviso, the “Pre-Cap Series D Return”).
                    (iii) Tertiary Distribution. In the event of any Liquidation Event, after the deemed payment in full of the amounts under Section 2(a)(i)-2(a)(ii) and subject to the Cap, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock (by reason of their ownership thereof):
                         (A) each holder of Series A Preferred shall be deemed to be entitled to receive an amount equal to the product of (1) the Adjustment Factor and (2) the sum of (x) $5.00 (the “Original Series A Issue Price”) for each share of Series A Preferred held of record by such holder (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) and (y) all declared but unpaid dividends on such shares (the sum per share of x and y, the “Pre-Cap Series A Return”);
                         (B) each holder of Series B Preferred shall be deemed to be entitled to receive an amount equal to the product of (1) the Adjustment Factor and (2) the sum of (x) $24.50 (the “Original Series B Issue Price”) for each share of Series B Preferred held of record by such holder (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) and (y) all declared but unpaid dividends on such shares (the sum per share of x and y, the “Pre-Cap Series B Return”);
                         (C) each holder of Series C Preferred shall be deemed to be entitled to receive an amount equal to the product of (1) the Adjustment Factor and (2) the sum of (x) $11.346 (the “Original Series C Issue Price”) for each share of Series C Preferred held of record by such holder (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) and (y) all declared but unpaid dividends on such shares (the sum per share of x and y, the “Pre-Cap Series C Return”); and
                         (D) each holder of Series C-1 Preferred shall be deemed to be entitled to receive an amount equal to the product of (1) the Adjustment Factor and (2) the sum of (x) $7.00 (the “Original Series C-1 Issue Price”) for each share of Series C-1 Preferred held of record by such holder (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) and (y) all declared but unpaid dividends on such shares (the sum of x and y, the “Pre-Cap Series C-1 Return”).
     The Pre-Cap Series A Return, the Pre-Cap Series B Return, the Pre-Cap Series C Return, the Pre-Cap Series C-1 Return and the Pre-Cap Series D Return are each “Pre-Cap Returns.” For the avoidance of doubt, the maximum amount that may actually be distributed pursuant to Section 2(a)(ii)-(iii) shall be the Cap.
                    (iv) Priority. If upon the occurrence of any Liquidation Event, the assets and funds of the Corporation legally available for distribution pursuant to Section 2(a)(i)-2(a)(iii) shall be insufficient to permit the payment of the full aforesaid deemed preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be deemed to be distributed first to the holders of the Series E Preferred as set forth in Section 2(a)(i), then to the holders of the Series D Preferred as set forth in Section 2(a)(ii) and thereafter among the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series C-1 Preferred (ratably in proportion to the preferential amount each such holder is otherwise entitled to receive) as set forth in Section 2(a)(iii). To the extent the assets and funds of the Corporation legally available for distribution shall be insufficient to permit the deemed payment in full of the amounts under Section 2(a)(i)-2(a)(iii) for any given series of Preferred, the assets and funds of the Corporation legally available for distribution shall be deemed to be distributed amongst the holders of such series ratably in proportion to the preferential amount each holder is otherwise entitled to receive.
                    (v) Quaternary (Fourth) Distribution. Subject to Section 2(a)(vi), upon the completion of the distribution required by Section 2(a)(i)-2(a)(iii), the remaining assets of the Corporation available for distribution to stockholders shall be deemed to be distributed among the holders of Preferred and Common Stock of record on a pro rata basis in proportion to the number of shares of Common Stock held of record by each (assuming for the purposes hereof conversion of all Preferred into Common Stock).
                    (vi) Maximum Liquidation Amount. No Preferred holder shall actually receive, pursuant to the operation of Section 2(a)(i)-2(a)(v), with respect to any series of Preferred held by such holder, an amount greater than the Maximum Liquidation Amount (as defined below) applicable to such series. Once holders of a series of Preferred have received, pursuant to the operation of Section 2(a)(i)-2(a)(v) with respect to such series of Preferred, the Maximum Liquidation Amount applicable to such series, then the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the remaining holders of Preferred (other than any series of Preferred the holders of which have received their Maximum Liquidation Amount) and Common Stock of record in accordance with Section 2(a)(i)-2(a)(v). Following such time as all holders of Preferred have received, pursuant to the operation of Section 2(a)(i)-2(a)(v), the Maximum Liquidation Amount (as defined below) for their respective shares of Preferred, then the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of Common Stock in a manner such that the amount distributed to each holder of Common Stock shall equal the result obtained by multiplying the entire remaining assets and funds of the Corporation legally available for distribution hereunder by a fraction, the numerator of which shall be the number of shares of Common Stock then held by such holder, and the denominator of which shall be the total number of shares of Common Stock then outstanding. For purposes of this Section 2(a)(vi), the “Maximum Liquidation Amount” for each share of Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred and Series D Preferred shall mean 2.5 times the Original Issue Price with respect to such series of Preferred, and the “Maximum Liquidation Amount” for each share of Series E Preferred shall mean 5 times the Original Series E Issue Price, each as adjusted in the manner contemplated by clauses (i) and (ii) of Section 3(d) hereof.
                    (vii) Conversion Benefit. Notwithstanding anything in this Section 2(a) to the contrary, if a holder of Preferred would receive a greater liquidation amount than such holder would be entitled to receive pursuant to subsection 2(a)(i)-2(a)(vi) by converting such shares of Preferred into shares of Common Stock, then such holder shall not receive any amounts under subsection 2(a)(i)-2(a)(vi), but shall be treated for purposes of this Section 2 as though they had converted into shares of Common Stock, whether or not such holders had elected to so convert.
               b. Incentive Plan. In the event of any Liquidation Event (as defined below) the assets of this Corporation and the proceeds of such transaction shall first be distributed to satisfy the obligations (if any) under that certain comScore Networks, Inc. Incentive Plan dated August 1, 2003 as approved by the Board of Directors and holders of capital stock of the Corporation and as amended from time to time (the “Plan”).
               c. Actual Post-Carveout Distribution. In the event of any Liquidation Event, after giving effect to Section 2(b), the assets of this Corporation and the proceeds of such transaction shall be distributed to the holders of capital stock of the Corporation in the following order and priority:
                    (i) the holders of the Series E Preferred shall receive an amount equal to the product of (x) the Discounted Preferred Percentage and (y) the amount that the holders of the Series E Preferred are deemed to receive under Section 2(a)(i);
                    (ii) the holders of the Series D Preferred shall receive an amount equal to the product of (x) the Discounted Preferred Percentage and (y) the amount that the holders of the Series D Preferred are deemed to receive under Section 2(a)(ii);
                    (iii) the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series C-1 Preferred shall receive an amount equal to the product of (x) the Discounted Preferred Percentage and (y) the amount that the holders of such Preferred are deemed to receive under Section 2(a)(iii);
                    (iv) the holders of the Series E Preferred shall receive an amount equal to the product of (x) the Recapture Preferred Percentage and (y) the amount that the holders of the Series E Preferred are deemed to receive under Section 2(a)(i);
                    (v) the holders of the Series D Preferred shall receive an amount equal to the product of (x) the Recapture Preferred Percentage and (y) the amount that the holders of the Series D Preferred are deemed to receive under Section 2(a)(ii);
                    (vi) the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series C-1 Preferred shall receive an amount equal to the product of (x) the Recapture Preferred Percentage and (y) the amount that the holders of such Preferred are deemed to receive under Section 2(a)(iii); and
                    (vii) the remaining proceeds will be distributed to the holders of Preferred and Common Stock in accordance with Section 2(a)(v)-(vii).
For purposes of this Section 2(c), the “Discounted Preferred Percentage” shall mean the difference obtained by subtracting (i) the aggregate percentage of the Liquidation Proceeds (as defined in the Plan) actually received by all Participants (as defined in the Plan) as Participants under the Plan, and not as holders of capital stock pursuant to Section 2(a)(v) from (ii) 1, and the “Recapture Preferred

Percentage” shall mean the difference obtained by subtracting (i) the Discounted Preferred Percentage from (ii) 1. If the assets and funds of the Corporation legally available for distribution are insufficient to permit the payment of the full preferential amount under any of Section 2(c)(i)-(vii), then the assets and funds shall be distributed ratably among such holders under such subsection in proportion to the preferential amount each such holder is otherwise entitled to receive under such subsection.
               d. Definition of Liquidation Event; Notice.
                    (i) Each of the following events, whether voluntary or involuntary, shall be deemed to be a “Liquidation Event” within the meaning of this Section 2: (A) a liquidation, dissolution or winding up of the Corporation; (B) a consolidation or merger of the Corporation with or into any other corporation or corporations (or entity or entities) (unless the Corporation’s stockholders of record as constituted immediately prior to such transaction will, immediately after such transaction, hold (solely in respect of their equity interests in the Corporation before the transaction) at least a majority of the voting power of the surviving or successor entity to the business and assets of the corporation); (C) a sale, conveyance or disposition of all or substantially all of the assets of the Corporation (other than a pledge of assets or grant of security interest therein to a commercial lender or similar entity in connection with commercial lending or similar transactions) (unless the Corporation’s stockholders of record as constituted immediately prior to such transaction will, immediately after such transaction, hold (solely in respect of their equity interests in the Corporation before the transaction)at least a majority of the voting power of the surviving entity or successor to the business and assets of the Corporation); (D) any sale, transfer or issuance or series of sales, transfers or issuances of shares of the Corporation’s capital stock by the Corporation or the existing holders thereof to new holders, as a result of which the holders of the Corporation’s outstanding capital stock possessing the voting power to elect a majority of the Corporation’s Board of Directors immediately prior to such sale, transfer or issuance cease to own the requisite amount of the Corporation’s outstanding capital stock to possess the voting power to elect a majority of the Corporation’s Board of Directors; or (E) the effectuation of a transaction or series of related transactions in which at least a majority of the Corporation’s then outstanding voting power is transferred to another entity; provided that, an Automatic Recapitalization pursuant to Section 8 shall not constitute a Liquidation Event.
                    (ii) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:
                         (A) Securities not subject to an exchange ratio specified in a definitive merger or acquisition agreement, or to any investment letter or other similar restrictions on free marketability shall be valued as follows: (1) if traded on a securities exchange or through The Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending three (3) days prior to the closing; (2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and (3) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                         (B) Securities subject to an exchange ratio specified in a definitive merger or acquisition agreement or to any investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be valued in such a manner as to make an appropriate discount from the market value determined as above in (A)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.
                    (iii) The Corporation shall give each holder of record of Preferred written notice of any such impending transaction not later than twenty (20) days prior to the earlier of the stockholder meeting called to approve such transaction or the closing of such transaction, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, the provisions of this Section 2, and the amounts anticipated to be distributed to holders of each outstanding class of capital stock of the Corporation pursuant to this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of each series of Preferred that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of the then outstanding shares of such series of Preferred.
                    (iv) In the event the requirements of subsection 2(d)(iii) are not complied with, this Corporation shall forthwith either:
                         (A) cause such closing to be postponed until such time as the requirements of subsection 2(d)(iii) have been complied with; or
                         (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iii).
          3. Conversion. The holders of Preferred shall have conversion rights as follows (the “Conversion Rights”):
               a. Right to Convert. Each share of Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) in the case of the Series A Preferred, the Original Series A Issue Price in respect of such share by the Series A Conversion Price (as defined below) applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, (ii) in the case of the Series B Preferred, the Original Series B Issue Price in respect of such share by the Series B Conversion Price (as defined below) applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, (iii) in the case of the Series C Preferred, the Original Series C Issue Price in respect of such share by the Series C Conversion Price (as defined below) applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, (iv) in the case of the Series C-1 Preferred, the Original Series C-1 Issue Price in respect of such share by the Series C-1 Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, (v) in the case of the Series D Preferred, the Original Series D Issue Price in respect of such share by the Series D Conversion Price (as defined below) applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion (the result of this calculation, the “Series D Conversion Rate”) and (vi) in the case of the Series E Preferred, the Original Series E Issue Price in respect of such share by the Series E Conversion Price (as defined below) applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. Assuming the issuance of 4,801,109.6 shares of Series E Preferred at a per share price of $2.50, at the close of business on the date such issuance is completed, the Series A Conversion Price per share shall be $4.30; the Series B Conversion Price per share shall be $12.35, the Series C Conversion Price per share shall be $7.50, the Series C-1 Conversion price per share shall be $5.90, the Series D Conversion Price per share shall be $4.00 and the Series E Conversion Price per share shall be the Original Series E Issue Price; provided, however, that in each case such Conversion Price shall be subject to adjustment as set forth below (the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series C-1 Conversion Price, the Series D Conversion Price and the Series E Conversion Price are individually or collectively referred to herein as the “Conversion Price”).
               b. Automatic Conversion. Each share of Preferred shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Preferred immediately upon the earlier of (i) except as provided below in the last sentence of subsection 3(c), the Corporation’s sale of its Common Stock in an underwritten public offering pursuant to a Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), conducted by a nationally-recognized, reputable underwriter in which (x) the per share public offering price as shown on the cover page of the final prospectus relating to such offering (prior to underwriter discounts, commissions, concessions and expenses) (the “Prospectus Price”) is equal to or exceeds $12.50 (as adjusted for any stock dividend, stock distributions, combinations, consolidations or splits with respect to such shares) and (y) the gross proceeds to the Corporation are in excess of $25,000,000 (a “Qualified IPO”) or (ii) the date specified by written consent or agreement of the holders of at least (A) a majority of the voting power of the then outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred and Series D Preferred, voting together as a single class and (B) a majority of the voting power of the then outstanding Series E Preferred, voting separately as a class. If a Financing Event (as defined in Section 7) occurs, the outstanding shares of Preferred and Common Stock shall be converted, exchanged or redeemed in accordance with the terms of Section 7 and Section 3(c). Each of the events referred to in Sections 2(b)(i) and 2(b)(ii) and a Financing Event are referred to herein as an “Automatic Conversion Event.”
               c. Mechanics of Conversion. Before any holder of Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred shall be deemed to be a holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by such holder, or that the certificate evidencing such shares of Common Stock shall not then be delivered to such holder. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion, unless otherwise designated by the holder, will be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred shall not be deemed to have converted such Preferred until immediately prior to the closing of such sale of securities.
               d. Conversion Price Adjustments of Preferred Stock for Certain Splits, Dividends and Combinations. The Conversion Price of the Preferred shall be subject to adjustment from time to time as follows:
                    (i) In the event that the Corporation should at any time or from time to time after the date upon which the first shares of Series E Preferred were issued (such date being the “Series E Original Issue Date”) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or for the determination of the outstanding shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of such series of Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding.

                    (ii) In the event that the Corporation should at any time or from time to time after the Series E Original Issue Date fix a record date for the effectuation of a combination or reverse stock split of the outstanding shares of Common Stock, then, as of such record date (or the date of such combination or reverse stock split if no record date is fixed), the Conversion Price of such series of Preferred shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate shares of Common Stock outstanding.
               e. Other Distributions. In the event that the Corporation shall at any time or from time to time after the Series E Original Issue Date declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 3(d)(i), then, in each such case for the purpose of this Section 3(e), the holders of the Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.
               f. Recapitalizations. If at any time or from time to time after the Series E Original Issue Date there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2 or a recapitalization pursuant to Section 7), provision shall be made so that the holders of the Preferred shall thereafter be entitled to receive upon conversion of the Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, which a holder of Common Stock deliverable upon conversion immediately prior to such recapitalization would have been entitled to receive on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred after the recapitalization to the extent that the provisions of this Section 3 (including adjustment of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred) shall be applicable after that event as nearly equivalently as may be practicable.
               g. Adjustments to Conversion Price for Dilutive Issues.
                    (i) Special Definitions. For purposes of this Section 3(g), the following definitions shall apply:
                         (A) “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 3(g)(iii), deemed to be issued) by the Corporation after the Series E Original Issue Date, other than shares of Common Stock issued, issuable or, pursuant to Section 3(g)(iii) herein, deemed to be issued:
                              (1) upon conversion of shares of the Preferred;
                              (2) to officers, directors or employees of, or consultants, contractors and advisors to, the Corporation pursuant to a stock grant, option plan or purchase plan or other stock incentive program or arrangement approved by the Compensation Committee of the Board of Directors (or, in the absence of such a committee, then by the Board of Directors) for employees, officers, directors or consultants, contractors or advisors of the Corporation;
                              (3) as a dividend or distribution on the Preferred;
                              (4) in connection with any transaction for which adjustment is made pursuant to Sections 3(d)(i), 3(d)(ii), 3(e) or 3(f) hereof;
                              (5) to financial institutions, lessors or landlords in connection with commercial credit arrangements, debt financings, equipment lease financings, real property leases or similar transactions undertaken other than for equity financing purposes, or to other providers of goods, services, technology, distribution channels or marketing opportunities to the Corporation, pursuant to (i) instruments that are outstanding on the Series E Original Issue Date or (ii) arrangements approved by the Board of Directors, but not to exceed an aggregate of 1,275,000 shares of Common Stock issued, issuable or deemed to be issued (net of cancellations of unexercised options and repurchase of shares at cost upon termination of any relationship with the Corporation, as adjusted for stock splits, combinations, recapitalizations and the like and excluding any shares of Common Stock issued or issuable to DoubleClick, Inc. (“DoubleClick”) (or an affiliate, successor or designee thereof) in connection with a Master Alliance Agreement between Doubleclick and the Corporation) for arrangements approved by the Board of Directors;
                              (6) in connection with a Qualified IPO; or
                              (7) in connection with an acquisition by the Corporation, whether by merger, consolidation or purchase of assets, provided that such acquisition has been approved by a majority of the Board of Directors, which majority must include at least three of the five directors elected pursuant to Section 5(f) of this Article.
                         (B) “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for Common Stock.
                         (C) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.
                    (ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a series of Preferred shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less then the Conversion Price of the Series E Preferred in effect on the date of, and immediately prior to, such issue.
                    (iii) Options and Convertible Securities. In the event that the Corporation at any time or from time to time after the Series E Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock issuable upon the exercise of such Options or, in the case of

Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that, with respect to any series of Preferred, Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(g)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price of the Series E Preferred in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided, further, that in any such case in which Additional Shares of Common are deemed to be issued:
                         (A) no further adjustment in the applicable Conversion Price of a series of Preferred shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities, in each case, pursuant to their respective terms;
                         (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price of a series of Preferred computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;
                         (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price of a series of Preferred computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:
                              (1) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and
                              (2) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

                         (D) no readjustment pursuant to clauses (1) or (2) above shall have the effect of increasing the Conversion Price for a series of Preferred to an amount which exceeds the lower of (i) (u) in the case of the Series A Preferred, the Original Series A Issue Price, (v) in the case of the Series B Preferred, the Original Series B Issue Price, (w) in the case of the Series C Preferred, the Original Series C Issue Price, (x) in the case of the Series C-1 Preferred, the Original Series C-1 Issue Price, (y) in the case of the Series D Preferred, the Original Series D Issue Price and (z) in the case of the Series E Preferred, the Original Series E Issue Price, or (ii) the applicable Conversion Price that would have resulted from other issuances of Additional Shares of Common after the Original Issue Date for such Series.
                    (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event that this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 3(g)(iii)) without consideration or for a consideration per share less than the Conversion Price for the Series E Preferred in effect on the date of and immediately prior to such issue, then and in each such event each Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying (A) with respect to the Series E Preferred, the Conversion Price for the Series E Preferred theretofore in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at the Conversion Price for the Series E Preferred in effect immediately prior to such issue, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued and sold (such fraction, the “Proportional Series E Conversion Price Adjustment”) and (B) with respect to the Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred and Series D Preferred, the applicable Conversion Price for such series theretofore in effect by the Proportional Series E Conversion Price Adjustment; provided, however, that, for the purposes of this Section 3(g)(iv), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to Section 3(g)(iii), such Additional Shares of Common shall be deemed to be outstanding.
                    (v) Determination of Consideration. For purposes of this Section 3(g), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:
                         (A) Cash and Property. Such consideration shall:
                              (1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;
                              (2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                    (3) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.
                         (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 3(g)(iii), relating to Options and Convertible Securities, shall be determined by dividing:
                              (1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
                              (2) the maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, as determined in Section 3(g)(iii) hereof.
               h. No Impairment. Without obtaining the applicable approvals set forth in Section 5, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred against impairment.
               i. No Fractional Shares; Certificate as to Adjustment.
                    (i) Except in accordance with the terms of Section 7, no fractional shares shall be issued upon the conversion of any share or shares of the Preferred, and the aggregate number of shares of Common Stock to be issued to particular holders of Preferred shall be rounded down to the nearest whole share, and the Corporation shall pay in cash the fair value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
                    (ii) Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price of Preferred pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

The Corporation shall, upon the reasonable written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price for the Preferred at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred held by such holder.
               j. Notices of Record Date. In the event of any taking by the Corporation of a record date for determining the holders of any class of securities who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred, at least twenty (20) days prior to the record date specified therein, a notice specifying the record date for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
               k. Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the then outstanding shares of the Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred, in addition to such other remedies as shall be available to the holder of such Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including without limitation engaging in best efforts to obtain the requisite Board of Directors and stockholder approval of any necessary amendment to this Sixth Amended and Restated Certificate of Incorporation.
               l. Notices. All notices and other communications required by the provisions of this Seventh Amended and Restated Certificate of Incorporation shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) business days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission (with written confirmation).
          4. Redemption.
               a. Preferred Redemption. Each share of Preferred shall be redeemable on or after August 1, 2008, to the extent the shares of Preferred have not been redeemed prior to such date and to the extent requested by any holder thereof.
               b. Redemption Price. The redemption price per share (the “Redemption Price”) shall be:

                    (i) in the case of the Series A Preferred, the product of (A) the Pre-Cap Series A Return and (B) the Adjustment Factor;
                    (ii) in the case of the Series B Preferred, the product of (A) the Pre-Cap Series B Return and (B) the Adjustment Factor;
                    (iii) in the case of the Series C Preferred, the product of (A) the Pre-Cap Series C Return and (B) the Adjustment Factor;
                    (iv) in the case of the Series C-1 Preferred, the product of (A) the Pre-Cap Series C-1 Return and (B) the Adjustment Factor;
                    (v) in the case of the Series D Preferred, the product of (A) the Pre-Cap Series D Return and (B) the Adjustment Factor; and
                    (vi) in the case of the Series E Preferred, the product of (1) 1.63 and (2) the sum of (A) the Original Series E Issue Price and (B) all declared and unpaid dividends on such shares (as adjusted for any stock dividends, stock distributions, combinations, consolidation, or splits with respect to such shares).
               c. Priority. In the event insufficient funds are available to redeem all shares of Preferred entitled and electing to be redeemed pursuant to the preceding Section 4(b), this Corporation shall (i) first apply funds to the redemption of the Series E Preferred, (ii) after the full redemption of all shares of the Series E Preferred, next apply funds to the redemption of the Series D Preferred, then (iii) after the full redemption of all shares of the Series E Preferred and the Series D Preferred, next effect such redemption pro rata among the holders of the Preferred (other than the Series E Preferred and the Series D Preferred) based upon the aggregate Redemption Price of the shares held by such holder for which redemption has been requested. To the extent the assets and funds of the Corporation legally available for distribution shall be insufficient to fully redeem a series, the assets and funds of the Corporation legally available for redemption shall be applied to redeem the holders of such series ratably in proportion to the redemption amount each holder is otherwise entitled to receive.
               d. Notice of Redemption. Not later than June 1, 2008, the Corporation shall give written notice to each holder of Preferred that such holder may elect to have its shares of Preferred redeemed by the Corporation in accordance with the terms of this Section 4 by providing written notice to the Corporation between August 1, 2008 and September 1, 2008. Such notice will further state that if such holder does not give the Corporation notice of redemption prior to September 1, 2008, such holder shall be deemed to have waived its right to have its Preferred redeemed. Before any holder of Preferred shall be entitled to redeem the same, such holder shall give written notice to this Corporation at its principal corporate office not earlier than August 1, 2008 and not later than September 1, 2008, of the election to redeem the same and shall state therein the number of shares of Preferred to be redeemed, the date fixed for such redemption (the “Redemption Date”), which date shall be not less than 40 nor more than 45 days after the date of such notice, and, in the event less than all of such holder’s shares of Preferred are to be redeemed, the name or names in which the certificate or certificates representing the shares not to be redeemed are to be issued (the “Redemption Notice”). Within three (3) days of its receipt of a Redemption Notice, the Corporation shall deliver a copy of the Redemption Notice to all other holders of Preferred. On or before the Redemption Date, the related holder of Preferred shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred. If less than all the shares represented by a share certificate are to be redeemed, the Corporation shall issue a new certificate or certificate representing the shares not redeemed. Upon proper notice and surrender, the redeeming holder shall be entitled to receive payment of the applicable Redemption Price for such shares in cash, by wire transfer or by bank-certified check on the Redemption Date. Notwithstanding the foregoing, in no event shall any redemption occur of any shares of Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred and Series D Preferred unless and until the holders of the Series E Preferred shall have redeemed or waived the right to redeem all shares of the Series E Preferred (which right will be deemed to be waived by a holder if such holder does not give the Corporation notice of redemption pursuant to this Section 4(c) before September 1, 2008, provided that the Corporation provided such holder with the notice set forth in the first two sentences of this Section 4(d)). Further, in no event shall any redemption occur of any shares of Series A Preferred, Series B Preferred, Series C Preferred and Series C-1 Preferred unless and until the holders of the Series D Preferred shall have redeemed or waived the right to redeem all shares of the Series D Preferred (which right will be deemed to be waived by a holder if such holder does not give the Corporation notice of redemption pursuant to this Section 4(c) before September 1, 2008, provided that the Corporation provided such holder with the notice set forth in the first two sentences of this Section 4(d)).
               e. Status of Redeemed Preferred. From and after the Redemption Date for any shares of Preferred, all dividends on such shares shall cease to accrue (to the extent applicable) and all rights of holders of such shares shall cease.
          5. Voting Rights.
               a. General Voting Rights. Each holder of shares of Preferred shall be entitled to a number of votes equal to the number of shares of Common Stock into which the shares of Preferred held by such holder could be converted, shall have voting rights and powers equal to the voting rights and powers of the holders of Common Stock (except otherwise expressly provided herein or as required by law) and shall be entitled to notice of any stockholder meeting in accordance with the Bylaws of the Corporation. Except as provided by law, this Corporation’s Seventh Amended and Restated Certificate of Incorporation or the provisions establishing any outstanding series of Preferred Stock, holders of shares of Preferred shall vote together with the holders of all outstanding shares of Common Stock as a single class.
               b. Required Class Vote. In addition to any other rights provided by law, for so long as at least One Hundred Fifty Thousand (150,000) shares of Preferred (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of each of the holders of not less than sixty percent (60%) of the voting power of the then outstanding shares of Preferred, voting as a single class, on an as-converted basis:

                    (i) except as set forth in Sections 1, 2, 4 and 8, and subject to Sections 5(c) and 5(d), purchase, redeem or set aside any sums for the purchase or redemption of, or pay any dividend or make any distribution on, any shares of capital stock, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and except for the purchase of shares of Common Stock from employees, consultants or service providers or former employees, consultants or service providers of the Corporation who acquired such shares directly from the Corporation, if each such purchase is made pursuant to contractual rights held by the Corporation under agreements entered into with persons in connection with their employment with or provision of services to the Corporation or pursuant to employee benefit plans;
                    (ii) authorize a Liquidation Event;
                    (iii) subject to Sections 5(c) and 5(d), authorize any action (including without limitation the amendment or repeal of any provision of, or the addition of any provision to, this Corporation’s Certificate of Incorporation or Bylaws), if such action would materially alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any series of Preferred;
                    (iv) subject to Sections 5(c) and 5(d), increase or decrease the total number of authorized shares of the Preferred (or any such series thereof); or
                    (v) subject to Sections 5(c) and 5(d), authorize shares of any series or class of capital stock or any other security convertible into or exchangeable for shares of any series or class of capital stock which is senior to or on parity with any series of Preferred.
               c. Special Series D Vote. For so long as at least One Hundred Fifty Thousand (150,000) shares (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) of the Series D Preferred shall be outstanding, notwithstanding Section 5(b), without first obtaining the affirmative vote or written consent of the holders of not less than a two-thirds (2/3) supermajority of the voting power of the then outstanding shares of Series D Preferred, the Corporation shall not:
                    (i) declare or pay a dividend on any shares of its capital stock (including, without limitation, the Series E Preferred);
                    (ii) increase the total number of authorized shares of the Series D Preferred;
                    (iii) authorize any action (including, without limitation, the amendment or repeal of any provision of, or the addition of any provision to, this Corporation’s Certificate of Incorporation or Bylaws), if such action would materially alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series D Preferred, unless such vote is taken (A) in connection with the creation or amendment of one or more management carveout, incentive or bonus pools or similar arrangements so long as (x) such pools or arrangements are approved by the Corporation’s Board of Directors and the holders of a majority of Preferred Stock (on an as-converted to Common Stock basis) and (y) are payable based on the occurrence of a Liquidation Event or in the good faith judgment of the Board of Directors are otherwise necessary for the retention of management, or (B) in connection with any action taken to approve (1) a convertible debt bridge financing in contemplation of an equity financing or an equity financing of the Corporation that is approved by the Corporation’s Board of Directors, or (2) any Liquidation Event (provided that, with respect to (B), such action does not affect the Series D Preferred disproportionately relative to the other series of Preferred). For purposes of determining whether an action affects the Series D Preferred disproportionately relative to the other series of Preferred for purposes of Section 5(c)(iii)(B), the liquidation preference of the Series D Preferred at any time of measurement shall include the accretion resulting from the Liquidation Increment (subject to the cap set forth in the proviso to Section 2(a)(ii)), compounded annually from the issue date (which amount shall be pro-rated for any partial year)). For avoidance of doubt, the creation of a class or series of security having rights, preferences or privileges pari passu with or prior to the shares of any class of security of the Corporation shall not be deemed to affect the Series D Preferred disproportionately relative to the other series of Preferred or to materially alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series D Preferred;
                    (iv) notwithstanding anything contained in Section 5(c)(iii)(B), reduce the liquidation preference per share of the Series D Preferred below the Original Series D Issue Price (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares); or
                    (v) notwithstanding anything contained in Section 5(c)(iii)(B), convert shares of Series D Preferred into Common Stock in connection with transactions described in Section 5(c)(iii)(B) (except in connection with a voluntary conversion in accordance with Section 3(a)), unless the Series D Conversion Rate (as defined in Section 3(a)) with respect to the shares of Series D Preferred that are required to be converted shall be increased by an amount equal to 1.25 times the Series D Conversion Rate otherwise in effect per year, compounded annually from the Series D Original Issue Date through the date of such conversion (which amount shall be pro-rated for any partial year) (provided that the Series D Conversion Rate shall not be adjusted as a result of this Section 5(c)(iii) to a number more the 2.5 times the Series D Conversion Rate otherwise in effect). For the avoidance of doubt, no adjustment to the conversion rates or Conversion Prices of any shares of any series of Preferred other than the Series D Preferred, or any antidilution adjustment to any series of Preferred other than the Series D Preferred, shall occur as a result of this Section 5(c)(iii) and (3) an Automatic Recapitalization pursuant to Section 7 shall not require a supermajority vote of the Series D Preferred.
               d. Special Series E Vote. For so long as at least One Hundred Fifty Thousand (150,000) shares (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) of the Series E Preferred shall be outstanding, notwithstanding Section 5(b) or 5(c), without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the voting power of the then outstanding shares of Series E Preferred, the Corporation shall not:

                    (i) except as provided in Section 4, purchase, redeem or set aside any sums for the purchase or redemption of, or pay any dividend or make any distribution on, any shares of capital stock, except for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and except for the purchase of shares of Common Stock from employees, consultants or service providers or former employees, consultants or service providers of the Corporation who acquired such shares directly from the Corporation, if each such purchase is made pursuant to contractual rights held by the Corporation under agreements entered into with persons in connection with their employment with or provision of services to the Corporation or pursuant to employee benefit plans, provided that, to the extent holders of Series E Preferred approve a purchase, redemption, payment of dividends or other distribution in respect of Series E Preferred, such holders shall not be entitled to vote to approve any purchase, redemption, dividend or distribution on any other series of stock;
                    (ii) authorize any action (including without limitation the amendment or repeal of any provision of, or the addition of any provision to, this Corporation’s Certificate of Incorporation or Bylaws), if such action would materially alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series E Preferred. For the avoidance of doubt, the authorization of shares which are senior to or on parity with the Series E Preferred in accordance with the terms of Section 5(d) (iii) shall not be deemed to materially alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series E Preferred
                    (iii) authorize shares of any series or class of capital stock or any other security convertible into or exchangeable for shares of any series or class of capital stock which is senior to or on parity with the Series E Preferred, unless such shares shall have preferences, rights, privileges, powers, restrictions and other terms set forth in this Amended and Restated Certificate of Incorporation, including with respect to dividends, liquidation, conversion, redemption and voting, which are no more favorable to such new series than the terms of the Series E Preferred, except that such shares may be senior to the Series E Preferred with respect to priorities on dividend, liquidation and redemption; or
                    (iv) increase the total number of authorized shares of the Series E Preferred.
               e. Board Size. The authorized number of directors of the Corporation’s Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.
               f. Board of Directors Election. For so long as at least Two Hundred Thousand (200,000) shares of Series A Preferred (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) remain outstanding, the holders of the Series A Preferred, voting together as a separate class, shall be entitled to elect two (2) directors of the Corporation. For so long as at least Two Hundred Thousand (200,000) shares of Series C Preferred (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) remain outstanding, the holders of the Series C Preferred, voting together as a separate class, shall be entitled to elect one (1) director of the Corporation. For so long as at least One Hundred Fifty Thousand (150,000) shares of Series D

Preferred (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) remain outstanding, the holders of the Series D Preferred voting together as a separate class, shall be entitled to elect one (1) director of the Corporation. For so long as at least Two Hundred Thousand (200,000) shares of Series E Preferred (as adjusted for any stock dividends, stock distributions, combinations, consolidations or splits with respect to such shares) remain outstanding, the holders of the Series E Preferred, voting together as a separate class, shall be entitled to elect one (1) director of the Corporation. The holders of a majority of the Preferred and the Common Stock, voting together as a single class (with the Preferred voting on an as-converted basis), shall be entitled to elect the remaining number of directors authorized, if any.
          6. Status of Converted or Exchanged Preferred. In the event any shares of Preferred shall be converted pursuant to Section 3 or exchanged for another series of Preferred pursuant to a transaction authorized by a majority of the Board of Directors, the shares so converted or exchanged shall be canceled and shall not thereafter be issuable by the Corporation.
          7. Automatic Recapitalization.
                a. Financing Event. In connection with, and effective upon (i) the Corporation’s sale of its Common Stock in an underwritten public offering pursuant to a Registration Statement under the Securities Act other than a Qualified IPO or (ii) a sale of equity securities by the Corporation in which the Corporation receives gross proceeds of at least $5 million from a third party investor (i.e., an entity or person who is not a current stockholder or affiliated with a current stockholder) (a “Third Party Investor”)(each, a “Financing Event”), the holders of at least sixty percent (60%) of the then outstanding Preferred, voting together as a single class on an as-if converted basis (the “Proposing Holders”), may effectuate a recapitalization of the capital stock of the Corporation as set forth in this Section 7 (an “Automatic Recapitalization”). No holder of Common Stock shall be entitled to vote with respect to an Automatic Recapitalization under this Section 7, and Common Stock is redeemable as provided in this Section 7.
               b. Recapitalization. If the Proposing Holders elect to effect an Automatic Recapitalization of the Corporation under this Section 7, the following shall take place:
                    (i) Prior to the consummation of such Financing Event, all Preferred Stock held by each stockholder shall be converted into, and all Common Stock held by each stockholder shall be exchanged for, the number of new shares of Common Stock (if any) such that the percentage of the total number of shares of Common Stock (on a fully-diluted basis) (such total, the “Recap Post-Money Fully Diluted Total”) such stockholder shall hold immediately prior to such Financing Event is equal to the percentage determined by dividing (A) the net economic proceeds such stockholder would have received with respect to such stockholder’s equity interest in the Corporation if the Corporation had been liquidated immediately after such Financing Event (assuming that the existing Preferred Stock had not been converted into and the existing Common Stock exchanged for new Common Stock under this Section 7, and new securities were issued to the new stockholders in connection with the Financing Event) for an amount equal to the fully diluted post-money valuation established by such Financing Event (the “Post-Money Value”), by (B) the net economic proceeds all existing stockholders of the Corporation (i.e., stockholders other than any new investor(s) in connection with such Financing Event) would have received with respect to their existing equity interest in the Corporation (i.e. not with respect to their participation, if any, in the Financing Event) if the Corporation had been liquidated immediately after such Financing Event (assuming that the existing Preferred Stock had not been converted into, and the existing Common Stock exchanged for, new Common Stock under this Section 7) for an amount equal to the Post-Money Value. For purposes of determining the net economic proceeds a stockholder would receive if the Corporation had been liquidated immediately after such Financing Event, any security to be issued in connection with such Financing Event shall be deemed to be senior to all existing classes of capital stock with respect to its liquidation preference. The Recap Post-Money Fully Diluted Total shall have been proposed in writing in the form of a pro-forma capitalization table provided by the underwriters of the public offering referenced in Section 7(a) above or the Proposing Holders. If the number of shares to be received by any holder of Preferred or Common Stock pursuant to this Section 7(b)(i) would result in the issuance of a fractional share, notwithstanding Section 3(i) hereof, the Company shall issue such holder such fractional share.
                    (ii) If any holder of Preferred Stock would not be entitled to receive any new shares of Common Stock under Section 7(b)(i), all the shares of Preferred Stock held by such stockholder shall be immediately redeemed at par value in accordance with Sections 154 and 160(a) of DGCL. Only after any and all shares of Preferred Stock have been redeemed, (A) the Corporation may redeem the shares of Common Stock held by any stockholder who is not entitled to receive any shares of Common Stock under Section 7(b)(i), and (B) all such shares of Common Stock shall be redeemed at par value, both (A) and (B) in accordance with Sections 154 and 160(a) of DGCL. Upon any redemption under this Section 7(b)(ii), any shares redeemed shall be retired and the capital of the Corporation adjusted in accordance with Sections 243 and 244 of DGCL. For the avoidance of doubt and ignoring for this purpose only any proceeds distributable under the Plan or any shares of Common Stock issuable under Section 7(b)(iii), the number of shares of Common Stock that each stockholder shall hold after application of this Section 7(b)(i)-(ii) shall be a number of shares such that if the Corporation were to be liquidated immediately after an Automatic Recapitalization and the consummation of the Financing Event for a price equal to the Post-Money Value, such stockholder would receive the identical amount of economic proceeds that such stockholder would have received had the Automatic Recapitalization not been effectuated (i.e., the Preferred Stock had not been converted or redeemed and Common Stock had not been exchanged or redeemed pursuant to Section 7) and the Corporation had been liquidated at a price equal to the Post-Money Value.
                    (iii) After all Preferred and Common Stock have been converted, exchanged or redeemed in accordance with Sections 7(b)(i) and 7(b)(ii) and prior to the consummation of the Financing Event, the Plan shall be terminated. After giving effect to Section 7(b)(i)-(ii), the Participants in the aggregate may hold shares of Common Stock or securities convertible or exercisable into Common Stock (the “Management Common”), which represent less than ten (10%) of the total number of shares of Common Stock (on a fully-diluted basis) prior to giving effect to the Financing Event (such total, the “Recap Pre-Money Fully Diluted Total”). In such event, in consideration for the Participants’ agreement to terminate the Corporation’s obligations under the Plan, the Corporation shall issue to the Participants an additional number of shares of Common Stock (the “Plan Shares”), such that the sum of the Management Common and the Plan Shares held by all Participants in the aggregate equals ten percent (10%) of the Recap Pre-Money Fully Diluted Total. The Plan Shares shall be allocated in accordance with the manner in which proceeds are allocated to Participants under the Plan and shall be subject to adjustment pursuant to the terms thereof, including Section 5.2 thereof. If the number of shares to be received by any Participant would result in the issuance of a fractional share, notwithstanding Section 3(i) hereof, the Company shall issue such Participant such fractional share.
                    (iv) All instruments exercisable or convertible into shares of capital stock of the Corporation shall be convertible or exercisable into the number of shares of Common Stock, if any, that such instrument would have received in an Automatic Recapitalization under this Section 8 had such instrument been exercised or converted immediately prior to such Automatic Recapitalization.
               c. Appraisal. Any holder or group of holders of at least 800,000 shares of Preferred (as adjusted for any stock splits, stock dividends, stock distributions, combinations, consolidation, or splits with respect to such shares) (each, a “Major Holder”) shall have the right to request an independent appraisal of the Post-Money Value in the event of an Automatic Recapitalization, as set forth by the procedures below:
                    (i) The Proposing Holders shall, no later than twenty (20) days prior to the consummation of an Automatic Recapitalization, provide notice to all Major Holders (the “Recapitalization Notice”). This Recapitalization Notice shall contain the terms and conditions of the proposed Automatic Recapitalization, including the Post-Money Value.
                    (ii) Any Major Holder may, within five (5) business days of receiving a Recapitalization Notice, give written notice to the Corporation and the Proposing Holders that such Holder objects to the calculation of the Post-Money Value or the pro-forma capitalization of the Corporation (the “Notice of Objection”). If any Major Holder delivers a Notice of Objection, the Automatic Recapitalization may not be consummated until the Appraiser (as defined below) delivers the Appraisal (as defined below).
                    (iii) Within ten (10) days of receiving a Notice of Objection, the Board of Directors of the Corporation shall designate a third party to conduct an independent determination of the Post-Money Value (the “Appraisal”). By a majority vote, the Board of Directors shall select a nationally-recognized, reputable investment bank or financial advisory firm (the “Appraiser”) to conduct the Appraisal. The Major Holder requesting such Appraisal shall pay such Appraiser’s expenses and fees.
                    (iv) Within twenty (20) days of being designated by the Board, the Appraiser shall deliver the Appraisal, which shall be final and binding upon all parties.
          8. Adjustment Factor for Liquidation Preference and Redemption.
               a. Assumed Return. For the purposes of calculation of the adjustment factor used in connection with calculations under Sections 2 and 4, in the event of any Liquidation Event or redemption, assuming the absence of any such adjustment factor, each holder of Series A Preferred shall be assumed to be entitled to receive an amount per share for each share of Series A Preferred held of record by such holder equal to their respective Pre-Cap Series A Return, each holder of

Series B Preferred shall be assumed to be entitled to receive an amount per share for each share of Series B Preferred held of record by such holder equal to their respective Pre-Cap Series B Return, each holder of Series C Preferred shall be assumed to be entitled to receive an amount per share for each share of Series C Preferred held of record by such holder equal to their respective Pre-Cap Series C Return, each holder of Series C-1 Preferred shall be assumed to be entitled to receive an amount per share for each share of Series C-1 Preferred held of record by such holder equal to their respective Pre-Cap Series C-1 Return and each holder of Series D Preferred shall be assumed to be entitled to receive an amount per share for each share of Series D Preferred held of record by such holder equal to their respective Pre-Cap Series D Return. The aggregate amount assumed to be distributable to all holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series C-1 Preferred and the Series D Preferred under Sections 2(a)(ii)-2(a)(iii) or Section 4 is the sum of (i) the product of (A) the Pre-Cap Series A Return and (B) the number of shares of Series A Preferred outstanding, (ii) the product of (A) the Pre-Cap Series B Return and (B) the number of shares of Series B Preferred outstanding, (iii) the product of (A) the Pre-Cap Series C Return and (B) the number of shares of Series C Preferred outstanding, (iv) the product of (A) the Pre-Cap Series C-1 Return and (B) the number of shares of Series C-1 Preferred outstanding and (v) the product of (A) the Pre-Cap Series D Return and (B) the number of shares of Series D Preferred outstanding (the “Total Aggregate Pre-Cap Return”).
               b. Adjustment Factor. The maximum aggregate liquidation preference or redemption price which may actually be distributed pursuant to Section 2(a)(ii)-2(a)(iii) or Section 4 to all holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series C-1 Preferred and the Series D Preferred is $88,392,465 (the “Cap”). The adjustment factor applicable to the aggregate Pre-Cap Return of each holder of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series C-1 Preferred and the Series D Preferred is the quotient obtained by dividing (x) the Cap by (y) the Total Aggregate Pre-Cap Return (the “Adjustment Factor”).
     C. Common Stock.
          1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, if and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.
          2. Liquidation Rights. Upon a Liquidation Event, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.
          3. Voting Rights. Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held, shall be entitled to notice of any stockholder meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as is otherwise provided herein or as may be provided by law. Except as provided by law, this Amended and Restated Certificate of Incorporation or the provisions establishing any outstanding series of Preferred, holders of shares of Common Stock shall vote together with the holders of all outstanding shares of Preferred.

          4. Increase or Decrease in Authorized Shares. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation, on an as-converted to Common Stock basis, irrespective of Section 242(b)(2) of the Delaware General Corporation Law.
ARTICLE V
     A. Number of Directors. Effective upon the effective date of the Corporation’s initial public offering (the “Effective Date”), at each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.
     B. Classification of Directors. Upon the Effective Date, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Effective Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Date, each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.
     C. Removal and Vacancies. Upon the Effective Date, notwithstanding the foregoing provisions of this Article V, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among any classes of directors as designated hereby as to make all such classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     Upon the Effective Date, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

     Notwithstanding the foregoing, upon the Effective Date, any director may be removed from office by the stockholders of the Corporation only for cause.
ARTICLE VI
     The Corporation is to have perpetual existence.
ARTICLE VII
     A. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the Board of Directors may make, repeal, alter, amend or rescind any or all of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Board of Directors.
     B. Upon the Effective Date, notwithstanding the power granted to the Board of Directors of the Corporation in Section A of this Article VII, stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal all or any portion of Article II, Section 3.2, Section 3.3, Section 3.4, Section 3.14, Article VI or Article IX of the Bylaws of the Corporation.
ARTICLE VIII
     A. Written Ballots. Elections of directors at an annual or special meeting need not be by written ballot unless the Bylaws of the Corporation shall so provide.
     B. Location of Meetings and Books and Records. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
     C. No Action by Written Consent of Stockholders. Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.
     D. Special Meetings. Upon the Effective Date, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, or the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors and any power of stockholders to call a special meeting is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

     E. Advance Notice Provisions. Upon the Effective Date, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
ARTICLE IX
     A. Subject to the provisions of Article IV, the Corporation may amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute. All rights conferred on stockholders herein are granted subject to this reservation.
     Notwithstanding the foregoing first paragraph of this Article IX, except as permitted under Article IV, Section B.5(c): (i) no amendment, modification or waiver shall be binding or effective which changes or alters the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series D Preferred, without the prior written consent of the holders of the requisite percentage in interest of the Series D Preferred outstanding at the time such action is taken (as set forth in Article IV, Section B.5(c)); and (ii) except in connection with a Liquidation Event, no change in the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series D Preferred may be accomplished by merger, consolidation or otherwise of the Corporation with another corporation unless the Corporation has obtained the prior written consent of the holders of two-thirds of the Series D Preferred then outstanding.
     Notwithstanding the foregoing first paragraph of this Article IX: (i) no amendment, modification or waiver shall be binding or effective which changes or alters the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series E Preferred, without the prior written consent of the holders of a majority of the Series E Preferred outstanding at the time such action is taken; and (ii) except in connection with a Liquidation Event, no change in the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series E Preferred may be accomplished by merger, consolidation or otherwise of the Corporation with another corporation unless the Corporation has obtained the prior written consent of the holders of a majority of the Series E Preferred then outstanding.
     B. Upon the Effective Date, the Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article IX, Article V, Article VII, Sections C, D and E of Article VIII, or Article X.

ARTICLE X
     To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
     The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.
     The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
     Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
* * *

     IN WITNESS WHEREOF, the undersigned has executed this certificate on                     , 2007.

COMSCORE, INC.
By:
Magid Abraham,
President and Chief Executive Officer